Exhibit 2.2

STOCK OPTION PURCHASE AND SALE AGREEMENT, entered into on XXXXXXXXXX, 2005 at Montreal, Quebec.

BETWEEN:

XXXXXXXXXX, of the District of Montreal, Province of Quebec, hereinafter referred to as the "Vendor"

AND:

XXXXXXXXXX, a corporation, incorporated pursuant to the laws of XXXXXXXXXX, hereinafter referred to as the "Purchaser"

WHEREAS pursuant to that certain share purchase agreement executed on XXXXXXXXXX among Ramtron International Corporation, Purchaser XXXXXXXXXX all of the shareholders of Goal Semiconductor Inc. (the "Corporation") and the Corporation, Purchaser has acquired all of the issued and outstanding shares in the capital of the Corporation;

WHEREAS the Vendor is the beneficial owner of XXXXXXXXXX options to acquire XXXXXXXXXX common shares in the capital of the Corporation (the "Options"); and

WHEREAS Purchaser wishes to purchase the Options from the Vendor and the Vendor wishes to sell the Options to Purchaser.

THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.  The preamble is true and correct and forms part of this agreement.

2. The Vendor hereby sells, assigns and transfers to Purchaser and Purchaser hereby purchases from the Vendor, all (but not less than all) of the right, title and interest of the Vendor in and to the Options in accordance with the terms and conditions hereinafter set forth.

3. The purchase price for the sale of the Options payable by Purchaser to the Vendor is $XXXXXXXXXX, receipt of which amount is hereby acknowledged by the Vendor.

4. The Vendor hereby grants the Purchaser a full and final release from all responsibility whatsoever in connection with the Options.

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5.  Each of the Vendor and the Purchaser acknowledges and agrees that the
Purchase Price constitutes an employment benefit to the Vendor for federal and Quebec tax purposes and is subject to income tax source deductions and employee contributions. The Purchaser also agrees and undertakes, for and on behalf of the Corporation, to withhold a portion of the Purchase Price on account of such deductions and contributions and remit such portion to the Corporation on the date of the purchase and sale of the Options contemplated herein, the whole as the Corporation may direct the Purchaser in writing prior to the said purchase and sale of the Options. Additionally, the Vendor acknowledges and agrees that the Corporation will issue to the Vendor a T4 and Releve 1 slip in the amount of the Purchase Price less any deductions the Corporation determines the Vendor is entitled to pursuant to the applicable provisions of the Income Tax Act (Canada) and the Quebec Taxation Act.

6. The Vendor makes and extends the following representations, warranties and covenants, all of which are essential to this agreement, and without which this agreement would not have been made:

     (a) The Vendor is a resident of Canada within the meaning of the Income Tax Act (Canada) and the Quebec Taxation Act;

     (b) The Options are the sole and unconditional property of the Vendor and the Vendor has the complete and exclusive right and authority to sell, transfer, assign and deliver the Options to Purchaser, which shall acquire good and valid title to the Options;

     (c) The Options are free and clear of any liens, hypothecs, encumbrances, security interests, pledges, prior claims, assignment, restrictive covenant, charges or rights of any third parties of any nature whatsoever;

     (d) There are no outstanding options, warrants, calls, commitments, conversion covenants or agreements affecting the Options; and

     (e) The Options constitute all of the Vendor's options and rights to acquire any shares in the capital of the Corporation;

7. This agreement shall be governed by and interpreted in accordance with the laws of the Province of Quebec, Canada. The parties hereto hereby attorn to the jurisdiction of the courts of the Province of Quebec.

8. The parties agree to do, sign and execute all acts, deeds, documents, instruments and corporate proceedings as may be necessary or desirable to give full force and effect to this agreement.

9. This agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

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10.  This agreement shall enure to the benefit of and be binding upon the parties hereto as well as upon the Corporation and their respective successors, assigns and legal representatives.

11. Each party acknowledges that such party has been represented by counsel in connection with the negotiation and execution of this Agreement and related matters, and that the terms of this Agreement and related matters have been negotiated by it.

12. The parties acknowledge that they have required that this agreement and all related documents be drawn up in English. Les parties reconnaissent avoir exige que la presente convention et tous les documents connexes soient rediges en anglais.

IN WITNESS WHEREOF the parties hereto have executed this agreement on the date and at the place first mentioned hereinabove.


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XXXXXXXXXX

ACQUISITIONCO
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Per: XXXXXXXXXX

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                                INTERVENTION

The Corporation acknowledges having taken cognizance of the foregoing agreement, intervenes in same and consents to the sale, assignment and transfer of the Options by the Vendor to Purchaser.

This intervention has been drafted in the English language at the request of the Corporation. Cette intervention a ete redigee en anglais a la demande de la Corporation.

EXECUTED AT Montreal, Quebec, on XXXXXXXXXX.

GOAL SEMICONDUCTOR INC.

Per:  XXXXXXXXXX
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